Exhibit 23.2

[Letterhead of DeGolyer & MacNaughton]

February 9, 2006

GeoMet, Inc.

909 Fannin, Suite 3208

Houston, Texas 77010

Ladies and Gentlemen:

We consent to the use of the name DeGolyer and MacNaughton, to references to DeGolyer and MacNaughton, and to the inclusion of information taken from our “Appraisal Report on Proved Reserves as of September 30, 2005 on Certain Properties owned by GeoMet, Inc. – Executive Summary”, (our Report), and information taken from our Report in the Registration Statement on Form S-1 to be filed with the Securities and Exchange Commission on or about February 9, 2006 and in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our firm under the heading “Experts” in such Prospectus.

Very Truly Yours,

/s/ DEGOLYER and MACNAUGHTON
DEGOLYER and MACNAUGHTON